Filed Pursuant to Rule 433

Registration Statement No. 333-159366

Pricing Term Sheet

May 25, 2011

Hewlett-Packard Company

FRN due May 24, 2013

Issuer:	Hewlett-Packard Company

Format:	SEC Registered Global

Anticipated Security Ratings:	A2 (Moody’s Investors Service) / A (Standard & Poor’s) / A+ (Fitch Ratings)

Trade Date:	May 25, 2011

Settlement Date:	May 31, 2011

Maturity Date:	May 24, 2013

Aggregate Principal Amount Offered:	$1,750,000,000

Coupon:	3-month USD LIBOR + 28 basis points

Price to Public (Issue Price):	100%

Benchmark:	3-month USD LIBOR

Spread to Benchmark:	+28 basis points

Re-offer Yield:	3-month USD LIBOR + 28 basis points

Interest Payment and Reset Dates:	Quarterly on the 24th of February, May, August and November of each year, beginning on August 24, 2011

Method of Calculation	Actual/360

Optional Redemption:	May not be redeemed before maturity

CUSIP:	428236BG7

Denominations:	$2,000 × $1,000

Joint Bookrunners:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mitsubishi UFJ Securities (USA), Inc.

Morgan Stanley & Co. Incorporated

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Deutsche Bank Securities Inc. toll free at 1-800-503-4611, (2) J.P. Morgan Securities LLC collect 212-834-4533 or (3) RBS Securities Inc. toll free at 866-884-2071.